Exhibit 99.3
HEI, Inc.
Unaudited Pro Forma Consolidated Financial Statements
Basis of Presentation
The following unaudited pro forma financial statements give effect to the sale (the “Transaction”) of certain assets and liabilities of HEI, Inc., a Minnesota corporation (the “Company”), and its wholly-owned subsidiary, Cross Technology, Inc., which assets and liabilities constituted a majority of the Company’s business division for radio frequency identification (“RFID”).
The following presents the Company’s unaudited pro forma financial information for the nine months ended June 2, 2007 and for the fiscal year ended September 2, 2006. The unaudited pro forma balance sheet as of June 2, 2007 gives effect to the Transaction as if it had occurred on June 2, 2007. The unaudited pro forma statements of operations for the nine months ended June 2, 2007 and for the year ended September 2, 2006 give effect to the Transaction as if it had occurred as of the beginning of each respective period.
The unaudited pro forma consolidated financial statements should be read together with the Company’s Annual Report on Form 10-K for the fiscal year ended September 2, 2006 and the consolidated financial statements as of September 2, 2006, and notes thereto, included therein as well as the unaudited consolidated financial statements as of June 2, 2007, including the notes thereto, included in the Company’s Quarterly Report on Form 10-Q for the nine months ended June 2, 2007.
The pro forma financial information is for informational purposes only and does not purport to present what the Company’s results would actually have been had these transactions actually occurred on the dates presented or to project the Company’s results of operations or financial position for any future period.

HEI, Inc.
Unaudited Pro Forma Consolidated Balance Sheet
at June 2, 2007
(In thousands, except share and per share data)

	As Reported	Disposition	Notes	Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$96	$3,000	(1)	$3,096

Accounts receivable, net of allowance for doubtful accounts	5,604	(616)	(2)	4,988
Inventories	4,717	(689)	(2)	4,028
Deferred income taxes	830			830
Other current assets	262	(24)	(2)	238

Total current assets	11,509	1,671		13,180

Property and equipment:
Land	216			216
Building and improvements	4,388	(399)	(2)	3,989
Fixtures and equipment	23,638	(1,296)	(2)	22,342
Accumulated depreciation	(21,740)	1,483	(2)	(20,257)

Net property and equipment	6,502	(212)		6,290

Security deposit	524			524
Other long-term assets	593	—		593

Total assets	$19,128	$1,459		$20,587

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Line of credit	$—			$—
Current maturities of long-term debt	854			854
Accounts payable	2,856	(318)	(2)	2,538
Accrued liabilities	1,704	(1)	(2)	1,703

Total current liabilities	5,414	(319)		5,095

Deferred income taxes	830			830
Other long-term liabilities, less current maturities	1,676			1,676
Long-term debt, less current maturities	7,159	—		7,159

Total other long-term liabilities, less current maturities	9,665	—		9,665

Total liabilities	15,079	(319)		14,760

Commitments and contingencies
Shareholders’ equity:
Convertible preferred stock	2			2
Common stock	476			476
Paid-in capital	27,748			27,748
Accumulated deficit	(24,160)	1,778	(3)	(22,382)

Notes receivable-related parties-officers and former directors	(17)	—		(17)

Total shareholders’ equity	4,049	1,778		5,827

Total liabilities and shareholders’ equity	$19,128	$1,459		$20,587

HEI, Inc.
Unaudited Pro Forma Consolidated Statement of Operations
For the Nine Months Ended June 2, 2007
(In thousands, except share and per share data)

	As Reported	Disposition	Notes	Pro Forma
Net sales	$33,331	$(2,416)	(4)	$30,915
Cost of sales	30,791	(2,062)	(4)	28,729

Gross profit	2,540	(354)		2,186

Operating expenses:
Selling, general and administrative	4,898	(617)	(4)	4,281
Research, development and engineering	1,959	(139)	(4)	1,820

Operating income (loss)	(4,317)	402		(3,915)

Interest expense	(1,119)	78	(5)	(1,041)
Other income (expense), net	502	—		502

Loss before income taxes	(4,934)	480		(4,454)
Income tax expense (benefit)	—	—		—

Net loss from continuing operations before discontinued operations	(4,934)	480		(4,454)

Gain on sale of discontinued operations	—	1,500	(6)	1,500

Net loss	$(4,934)	$1,980		$(2,954)

Basic and diluted net loss per common share:
Continuing operations	$(0.52)	$0.05		$(0.47)
Discontinued operations	$—	$0.16		$0.16

Net Loss	$(0.52)	$0.21		$(0.31)

Weighted average common shares outstanding
Basic and Diluted	9,509	9,509		9,509

HEI, Inc.
Unaudited Pro Forma Consolidated Statement of Operations
For the Year Ended September 2, 2006
(In thousands, except share and per share data)

	As Reported	Disposition	Notes	Pro Forma
Net sales	$52,631	$(3,570)	(7)	$49,061
Cost of sales	44,669	(3,521)	(7)	41,148

Gross profit	7,962	(49)		7,913

Operating expenses:
Selling, general and administrative	8,963	(864)	(7)	8,099
Research, development and engineering	4,238	(237)	(7)	4,001

Operating income (loss)	(5,239)	1,052		(4,187)

Interest expense	(776)	54	(8)	(722)
Other income (expense), net	(42)	—		(42)

Loss before income taxes	(6,057)	1,106		(4,951)
Income tax expense (benefit)	—	—		—

Net loss from continuing operations before discontinued operations	(6,057)	1,106		(4,951)

Gain on sale of discontinued operations	—	1,500	(9)	1,500

Net loss	$(6,057)	$2,606		$(3,451)

Basic and diluted net loss per common share:
Continuing operations	$(0.64)	$0.12		$(0.52)
Discontinued operations	$—	$0.16		$0.16

Net Loss	$(0.64)	$0.28		$(0.36)

Weighted average common shares outstanding
Basic and Diluted	9,469	9,469		9,469

HEI, Inc.
Notes to Pro Forma Consolidated Financial Statements
Unaudited Pro Forma Balance Sheet at June 2, 2007, Pro Forma Statement of Operations
for the Nine Months Ended June 2, 2007, and Pro Forma Statement of Operations
for the Year Ended September 2, 2006
(Unaudited)
Pro Forma Balance Sheet at June 2, 2007
(1) The Company sold substantially all the assets and liabilities related to its RFID division for $3 million in cash. The Company’s balance sheet as of June 2, 2007, has been adjusted on a pro forma basis to show the receipt of these funds.
(2) The pro forma balance sheet has been adjusted to remove the RFID division assets and the trade accounts payable and certain accrued liabilities that were assumed by Smartrac US Inc.
(3) Retained earnings have been adjusted to reflect the cumulative effect on retained earnings as a result of the above adjustments.
Pro Forma Statement of Operations for the Nine Months ended June 2, 2007
4) The pro forma statement of operations for the nine months ended June 2, 2007, reflects the sale substantially all of the RFID division assets and liabilities as though the sale had occurred at the beginning of the period. Accordingly, the revenues and costs associated with those assets have been adjusted for the nine month period.
(5) Interest expense was allocated to the RFID division on a percentage of consolidated revenue basis since interest is consolidated at the corporate level and not recorded at the division level.
(6) The gain on sale of discontinued operations is estimated at $1.5 million which is net of estimated transaction costs.
Pro Forma Statement of Operations for the Year ended September 2, 2006
(7) The pro forma statement of operations for the year ended September 2, 2006, reflects the sale of the RFID division assets as though the sale had occurred at the beginning of the period. Accordingly, the revenues and costs associated with those assets have been adjusted for the year.
(8) Interest expense was allocated to the RFID division on a percentage of consolidated revenue basis since interest is consolidated at the corporate level and not recorded at the division level.
(9) The gain on sale of discontinued operations is estimated at $1.5 million which is net of estimated transaction costs.